Exhibit 99.3

Oaktree Capital Management, L.P. 333 South Grand Avenue, 28th Floor Los Angeles, CA 90071 p 213 830-6300 f 213 830-6495

March 13, 2019

Dear Oaktree Client:

By now you’ve likely heard about Oaktree’s decision to partner with Brookfield Asset Management. We’re writing to provide the background.

Sixteen years ago, in his memo 2002 in Review, Howard mentioned that a money management industry newsletter had described us as having put Oaktree up for sale. He went on as follows:

We told those who inquired that we had hired Goldman Sachs three years earlier to help us evaluate offers for a minority interest from would-be investors and see if we could do better. But obviously nothing had been consummated in three years. And now it’s four.

This update will be brief. Our requirements have always been unambiguous:

(a)	a prestigious affiliation that would bring resources to Oaktree,

(b)	with a party willing to pay a fair price for a non-controlling investment that would entail

(c)	no cessation of Oaktree’s existence as an autonomous entity,

(d)	no diminution of Oaktree’s role in representing its own products to clients, and

(e)	no reduction of our freedom to manage our accounts and our business.

It shouldn’t come as a surprise that these stringent criteria haven’t been met, and as a result we have decided to place this topic and our work with Goldman solidly on the back burner. However improbable a transaction was a year ago, we consider it even less likely now.

That mention prompted a group of Oaktree clients to respond that they would do what we had indicated, and they bought a total of 13% of Oaktree on those terms in 2004 and 2007. Following that, we went semi-public in 2007 and fully public in 2012.

As a public company, we’ve experienced the market’s lack of enthusiasm for an asset manager that’s more concerned with its clients’ interests than with growing AUM and profits when it thinks growing would be a mistake. The public listing also hasn’t provided all of the liquidity we sought in order to facilitate generational transfer.

Thus we’re very pleased to report that we were recently approached by Brookfield and have agreed to enter into a strategic partnership with them that provides everything we were originally looking for and more:

•	An outstanding fit in terms of corporate culture, investment style and top-flight reputation.

•	The fact that Oaktree will live on as a free-standing company with its own name.

•

An investor intent on having the current management continue to run Oaktree. The two of us will remain in our roles, leading Oaktree with complete independence and with no fixed end date. In fact, Brookfield wants us to run Oaktree forever. While we’re not sure we can commit to “forever,” we do plan to remain around for a very long time.

•

The fact that Oaktree people will continue to run the firm for the benefit of its clients. In fact, Brookfield wouldn’t have made this investment in Oaktree but for the fact that the employees, led by CEO Jay Wintrob, will be highly motivated to remain on board and perform at their historic high level of excellence.

•	Association with a deep-pocketed firm run by a world-class CEO who wants to add to our success.

•	An extensive list of ways in which Brookfield can contribute to our operation and enable us to serve clients better.

•	The complement of Brookfield’s pro-cyclical business to Oaktree’s counter-cyclical business.

•	The absence of conflicts between Brookfield’s business and ours.

•	Belief that Brookfield’s global presence – particularly strong in certain regions – will add to ours, and ours to theirs.

•	Gradual liquidity for Oaktree’s founders and employees, current and past, that hasn’t developed for our listed units.

To summarize the transaction:

•	Brookfield will buy all of Oaktree’s “public partnership units” at a price that embodies a substantial premium to their recent trading price and gives all holders a profitable exit.

•	Simultaneously, Brookfield will pay the same price for 20% of the “private units” held by Oaktree’s founders, employees and ex-employees, leaving us with roughly 38% ownership.

•	The founders and senior management will have opportunities to sell their remaining units in equal parts in 2022-26, and the rest of the employees and ex-employees will have liquidity in 2022-29.

•	However, to induce them to remain at Oaktree, the liquidity available to the founders and current employee-unitholders will be in the form of a very valuable option to sell, not an obligation.

•	Brookfield will have two representatives on Oaktree’s ten-person board of directors, and Howard will join theirs.

If you look back to page one, you’ll see – remarkably – that partnering with Brookfield satisfies every one of the five criteria we laid out almost two decades ago. We consider this a win for all parties: the chance of a lifetime for Oaktree and its people; a partnership that will be beneficial for Oaktree’s clients; and an opportunity for our public unitholders to either exit at a premium price or maintain an investment in the combined entity. It presents us with a strong partner and the possibility – but not the obligation – to gradually exit our Oaktree ownership if we wish. And it offers a way for Oaktree to return to private ownership and strengthen our resources while continuing to run the business for many years.

The most important thing remains the fact that we have always put clients’ interests first throughout the evolution of Oaktree’s ownership, and we always will. We’re sure you will have questions about this next step, and we look forward to responding to them.

Best wishes,

Howard Marks	Bruce Karsh

Important Additional Information and Where to Find It

In connection with the proposed merger, Brookfield Asset Management Inc. (“Brookfield”) will file with the SEC a registration statement on Form F-4 that will include the consent solicitation statement of Oaktree Capital Group, LLC (“Oaktree”) and a prospectus of Brookfield. INVESTORS ARE URGED TO READ THE CONSENT SOLICITATION STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the consent solicitation statement/prospectus, as well as other filings containing information about Oaktree and Brookfield, may be obtained at the SEC’s Internet site (http://www.sec.gov). Copies of the consent solicitation statement/prospectus can also be obtained, free of charge, by directing a request to Oaktree Investor Relations at Unitholders – Investor Relations, Oaktree Capital Management, L.P., 333 South Grand Ave., 28th Floor, Los Angeles, CA 90071, by calling (213) 830-6483 or by sending an e-mail to investorrelations@oaktreecapital.com or to Brookfield Investor Relations by calling (416) 359-8647 or by sending an e-mail to linda.northwood@brookfield.com. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of Oaktree unitholders in connection with the proposed transaction will be set forth in the consent solicitation statement/prospectus when it is filed with the SEC.